Exhibit 99

#36U – July 19, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2012 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its 2012 second quarter, ending July 1, 2012.

Second Quarter Highlights

•	Second quarter 2012 GAAP earnings per diluted share were $.50, compared with $.52 in 2011.

•	Second quarter 2012 GAAP results include after-tax charges of $.08 per diluted share, driven by previously announced restructuring activities.

•

Base net income attributable to Sonoco (base earnings) for second quarter 2012 was $.58 per diluted share, compared with $.60 in 2011. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided second quarter base earnings guidance of $.55 to $.60 per diluted share.

•	Second quarter 2012 net sales were a record $1.20 billion, up 7 percent, compared with $1.13 billion in 2011.

Earnings Guidance

•	Third quarter 2012 base earnings are expected to be $.62 to $.66 per diluted share.

•	Guidance for full-year 2012 base earnings is revised to $2.34 to $2.39 per diluted share.

Second Quarter Review

Commenting on the Company’s second quarter results, Chairman and Chief Executive Officer Harris E. DeLoach Jr. said, “Sonoco’s second quarter results met our expectations despite the continuing tough global economic conditions. Base earnings showed sequential improvement for the second consecutive quarter and gross profits increased 13 percent year over year while base earnings before interest and taxes (EBIT) improved by 6 percent. Base earnings were down year over year by a little less than 2 percent. The benefits to base earnings from significantly improved productivity, prior year acquisitions and a positive price/cost relationship were largely offset by lower volumes, a negative mix of business and higher pension, interest and income tax expenses. However, absent the impact of a stronger dollar, year-over-year base earnings would have been essentially unchanged.

“Our Consumer Packaging segment’s second quarter operating profit improved 6 percent year over year, but was down 15 percent from the first quarter largely due to normal seasonality. The segment’s year-over-year improvement was a result of productivity gains and a positive price/cost relationship, partially offset by lower volumes, negative mix and higher pension, labor and other expenses. Operating profits from our Packaging Services segment declined 54 percent from the second quarter of 2011, and 17 percent from the first quarter.

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1 North Second Street

Hartsville, S.C. 29550 USA

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Sonoco Reports Second Quarter 2012 Results – page 2

Year-over-year results were negatively impacted by the previously announced loss of a large contract packaging customer and a stronger dollar.

“In our Paper and Industrial Converted Products segment, second quarter operating profits were down 2 percent from last year’s second quarter, but were up 23 percent from the first quarter. The year-over-year decline was driven by higher pension, labor and other expenses and a negative impact from exchange rates. These factors were partially offset by improved productivity, a positive price/cost relationship and slightly better volume, coming primarily from improved paper operations.

“Operating profits in our new Protective Packaging segment, created as a result of last year’s acquisition of Tegrant Holding Corporation, improved 66 percent from the first quarter. Tegrant’s operations comprise the majority of this segment and we are very pleased with the improvement we’re seeing there in operating efficiencies and the progress being made in the integration. Year-over-year results in the legacy protective packaging operation improved slightly as a small decline in volume was more than offset by improved productivity.”

GAAP net income attributable to Sonoco in the second quarter was $51.3 million, or $.50 per diluted share, compared with $53.4 million, or $.52 per diluted share, in 2011. Base earnings were $59.7 million, or $.58 per diluted share, in the second quarter, compared with $60.8 million, or $.60 per diluted share, in 2011. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Items excluded from base earnings in the second quarter of 2012 totaled $8.3 million, after tax, or $.08 per diluted share. This included restructuring expenses and asset impairment stemming from previously announced plant closures and manufacturing rationalization efforts in Germany, Canada and the United States. Excluded from base earnings in the second quarter of 2011 were after-tax restructuring and other charges totaling $7.4 million, or $.08 per diluted share, largely attributable to the disposition of the Company’s Brazilian plastics operations and closure of a Canadian flexible packaging operation. Additional information about base earnings and base earnings per diluted share, along with a reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the second quarter were $1.20 billion, compared with $1.13 billion in the same period in 2011. This 7 percent increase was due to sales from acquisitions of $124 million, almost all of which is related to Tegrant, and higher selling prices, partially offset by lower volume/mix and a $41 million negative impact from foreign currency translation.

Gross profits were $217 million in the second quarter of 2012, compared with $191 million in the same period in 2011. Gross profit as a percent of sales was 18.0 percent, compared with 16.9 percent in the same period in 2011. The improvement in gross profits was due to productivity improvements and a positive price/cost relationship, partially offset by lower volumes, a negative shift in the mix of business and higher labor and other costs. The Company’s selling, general and administrative (SG&A) expenses increased 19 percent year over year in the quarter, primarily due to added costs from the acquired Tegrant businesses. SG&A expenses were 9.9 percent of net sales in the 2012 period, compared with 8.8 percent in 2011.

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Sonoco Reports Second Quarter 2012 Results – page 3

Cash generated from operations in the second quarter was $42.9 million, compared with $45.9 million in the same period in 2011. Capital expenditures net of proceeds and cash dividends were $54.9 million and $30.2 million, respectively, during the second quarter of 2012, compared with $34.0 million and $28.9 million, respectively, during the same period in 2011.

Year-to-date Results

For the first six months of 2012, net sales increased 8 percent to $2.41 billion, compared with $2.25 billion in the first half of 2011. Net income attributable to Sonoco for the first six months of 2012 was $94.4 million, or $.92 per diluted share, compared with $110.8 million, or $1.08 per diluted share, in the first half of 2011. Earnings in the first half of 2012 were negatively impacted by after-tax restructuring and other charges of $19.1 million, or $.19 per diluted share, compared with $8.5 million, or $.09 per diluted share, in the same period in 2011.

Base earnings for the first half of 2012 were $113.5 million, compared with $119.3 million in the same period in 2011. This 5 percent year-over-year decline in base earnings stemmed from lower volume, a negative mix of business and higher pension, labor and other expenses. These negative factors were partially offset by productivity improvements, acquisitions and a positive price/cost relationship.

Gross profit increased 12.5 percent year over year to $433.4 million, compared with $385.3 million in 2011. Gross profit as a percent of sales increased in the first half of 2012 to 17.9 percent, compared to 17.2 percent in 2011.

For the first six months of 2012, cash generated from operations was $144.4 million, compared with $32.1 million in the same period in 2011. The first half cash flow reflects pension and postretirement benefit plan contributions of $58.9 million, compared with $110.5 million in the first half of 2011. Cash flow from operations also improved during the first half of 2012 due to less management incentives paid in comparison to last year. Capital expenditures and cash dividends were $102.0 million and $59.3 million, respectively, during the first half of the year, compared with $70.5 million and $57.0 million, respectively, for the same period in 2011.

At the end of the first half of 2012, total debt was approximately $1.32 billion, a $32.0 million increase from the Company’s year-end total debt of $1.29 billion. The Company’s debt-to-total capital ratio was 47.4 percent, which is unchanged from year end 2011. Cash and cash equivalents as of the end of the first half of 2012 was $196 million, compared with $176 million at the end of the year.

Corporate

Net interest expense for the second quarter of 2012 increased to $15.3 million, compared with $8.2 million during the same period in 2011. The increase was due to higher debt levels as a result of the acquisition of Tegrant. The effective tax rate for the second quarter of 2012 was 35.3 percent, compared with 32.1 percent for the same period in 2011. The effective tax rate on base earnings was 32.8 percent and 31.9 percent in the second quarters of 2012 and 2011, respectively.

Third Quarter and Full-Year 2012 Outlook

Sonoco expects third quarter 2012 base earnings to be in the range of $.62 to $.66 per diluted share. Base earnings in the third quarter of 2011 were $.66 per diluted share. For the full-year 2012, base earnings are projected to be in the range of $2.34 to $2.39 per diluted share. The Company had previously provided full-year guidance of $2.34 to $2.44 per diluted share.

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Sonoco Reports Second Quarter 2012 Results – page 4

The Company’s base earnings guidance assumes sales demand will remain near current levels, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “We expect third quarter base earnings to continue to improve sequentially and possibly could be near our results for the third quarter of 2011, which benefited from some lower incentives, taxes and other favorable actions. While we are encouraged by the progression of improvement in many of our businesses in the first half of the year, general economic conditions continue to be challenging and our customers’ long-term order patterns remain difficult to predict. Accordingly, we are focused on implementing operating excellence initiatives to improve our manufacturing productivity and working to further reduce costs and control spending. Also, we expect to complete several important growth projects this year, including the third-quarter start-up of our new rigid plastics container plant in Columbus, Ohio. Finally, efforts to successfully integrate our Protective Packaging businesses continue and we expect to meet our objective of achieving annualized synergies of $12 million by year end.”

Segment Review

The Company reports its financial results in four operating segments: Consumer Packaging, Paper and Industrial Converted Products, Packaging Services and Protective Packaging. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Second quarter 2012 sales for the segment were $477 million, compared with $490 million in the second quarter of 2011 and $496 million in the first quarter of 2012. Segment operating profit was $42.8 million in the second quarter, compared with $40.2 million in the second quarter of 2011 and $50.1 million in the first quarter of 2012.

Year-over-year sales declined in the quarter due primarily to lower volumes in the Company’s global composite can business and the unfavorable impact of foreign currency translation, which more than offset gains in sales prices. Operating profit increased 6 percent year over year as productivity improvements and a positive price/cost relationship more than offset negative volume and mix along with higher pension, labor and other expenses. The decrease in results from first quarter was due primarily to normal seasonality in our composite can and metal ends businesses.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

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Sonoco Reports Second Quarter 2012 Results – page 5

Second quarter 2012 sales for the segment were $475 million, compared with $485 million in the second quarter of 2011 and $464 million in the first quarter of 2012. Segment operating profit was $39.7 million in the second quarter, compared with $40.4 million in the second quarter of 2011 and $32.3 million in the first quarter of 2012.

The 2 percent year-over-year reduction in second quarter sales was primarily due to the negative impact of foreign currency translation and lower recovered paper prices in the Company’s recycling operations. Operating profits declined by 2 percent year over year, but would have been essentially unchanged absent the impact of exchange rates. Higher pension, labor and other costs were offset by improvements in productivity and a positive price/cost relationship. The increase in results from first quarter was primarily driven by price cost recovery and productivity improvements.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Second quarter 2012 sales for this segment were $108 million, compared with $126 million in the second quarter of 2011 and $115 million in the first quarter of 2012. Segment operating profit was $4.0 million in the quarter, compared with $8.7 million in the second quarter of 2011 and $4.8 million in the first quarter of 2012.

Sales declined 14 percent from last year’s second quarter as an improvement in global fulfillment activities was offset by the previously disclosed loss of a contract packaging customer and the negative impact of foreign currency translation. Operating profit for the segment declined 54 percent year over year due primarily to lower volumes associated with the lost contract packaging customer and higher pension expense. The impact of a stronger dollar contributed approximately $1.0 million to the year-over-year decline in segment operating profit.

Protective Packaging

The Protective Packaging segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging; temperature-assurance packaging; and retail security packaging.

Second quarter 2012 sales were $142 million, compared with $26 million in the second quarter of 2011 and $138 million in the first quarter of 2012. Operating profit for the second quarter was $11.7 million, compared with $3.4 million in the second quarter of 2011 and $7.0 million in the first quarter of 2012.

The significant year-over-year growth in this segment’s sales and operating profits was due to the fourth quarter 2011 acquisition of Tegrant. Sales from the Company’s legacy protective packaging business declined 5 percent year over year due to lower volume and the negative impact of foreign currency translation. The year-over-year increase in operating profits reflects the fourth quarter 2011 acquisition of Tegrant. The improvement in operating profits from this year’s first quarter is attributable to Tegrant and reflects both higher volume and improved margins driven by operating efficiencies and integration synergies.

Conference Call Webcast

Sonoco will host its regular quarterly conference call Thursday, July 19, 2012, at 11 a.m. ET, to review its second quarter 2012 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at

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Sonoco Reports Second Quarter 2012 Results – page 6

http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 97393090. The archived call will be available through July 29, 2012. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,600 employees working in over 340 operations in 34 countries, serving many of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2011/2012 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or its suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

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Sonoco Reports Second Quarter 2012 Results – page 7

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Net sales	$1,202,359	$1,127,865	$2,414,729	$2,245,188
Cost of sales	985,817	936,775	1,981,326	1,859,889

Gross profit	216,542	191,090	433,403	385,299
Selling, general and administrative expenses	118,554	99,273	241,360	201,571
Restructuring/Asset impairment charges	9,396	9,578	24,608	11,895

Income before interest and income taxes	$88,592	$82,239	$167,435	$171,833
Net interest expense	15,248	8,174	30,669	16,911

Income before income taxes and equity earnings of affiliates	73,344	74,065	136,766	154,922
Provision for income taxes	25,905	23,775	47,802	48,959

Income before equity in earnings of affiliates	47,439	50,290	88,964	105,963
Equity in earnings of affiliates, net of tax	3,912	3,416	5,299	5,380

Net income	51,351	53,706	94,263	111,343
Net loss/(income) attributable to noncontrolling interests	(28)	(298)	128	(544)

Net income attributable to Sonoco	$51,323	$53,408	$94,391	$110,799

Weighted average common shares outstanding – diluted	102,569	101,982	102,563	102,371

Diluted earnings per common share	$0.50	$0.52	$0.92	$1.08

Dividends per common share	$0.30	$0.29	$0.59	$0.57

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Sonoco Reports Second Quarter 2012 Results – page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Net sales
Consumer Packaging	$477,038	$490,453	$972,804	$988,887
Paper and Industrial Converted Products	475,460	485,170	939,070	956,370
Packaging Services	107,801	125,934	222,706	249,371
Protective Packaging	142,060	26,308	280,149	50,560

Consolidated	$1,202,359	$1,127,865	$2,414,729	$2,245,188

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$42,752	$40,200	$92,832	$91,350
Paper and Industrial Converted Products	39,652	40,440	71,956	70,753
Packaging Services	4,029	8,722	8,871	15,213
Protective Packaging	11,653	3,446	18,658	6,663
Restructuring/Asset impairment charges	(9,396)	(9,578)	(24,608)	(11,895)
Other non-base charges	(98)	(991)	(274)	(251)

Consolidated	$88,592	$82,239	$167,435	$171,833

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net income	$51,351	$53,706	$94,263	$111,343
Asset impairment charges	2,391	5,689	6,147	5,509
Depreciation, depletion and amortization	49,903	43,338	101,133	87,679
Fox River environmental reserves	(684)	(358)	(910)	(639)
Pension and postretirement plan expense/contributions	4,173	(3,617)	(33,907)	(93,279)
Changes in working capital	(24,861)	(18,629)	(39,274)	(67,373)
Other operating activity	(39,344)	(34,208)	16,949	(11,165)

Net cash provided by operating activities	42,929	45,921	144,401	32,075

Purchase of property, plant and equipment, net *	(54,864)	(33,980)	(102,034)	(70,466)
Cost of acquisitions, exclusive of cash	—	(10,395)	(503)	(10,395)
Debt proceeds (repayments), net	68,521	(31,593)	32,436	112,142
Cash dividends	(30,178)	(28,908)	(59,343)	(56,985)
Shares acquired under announced buyback	—	—	—	(46,298)
Other, including effects of exchange rates on cash	(6,503)	7,763	5,525	15,661

Net increase (decrease) in cash and cash equivalents	19,905	(51,192)	20,482	(24,266)
Cash and cash equivalents at beginning of period	176,100	185,175	175,523	158,249

Cash and cash equivalents at end of period	$196,005	$133,983	$196,005	$133,983

*	Prior year’s data have been reclassified to conform to the current year’s presentation

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Sonoco Reports Second Quarter 2012 Results – page 9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	July 1, 2012	Dec. 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$196,005	$175,523
Trade accounts receivable, net of allowances	647,203	606,035
Other receivables	34,143	43,378
Inventories	407,425	395,322
Prepaid expenses and deferred income taxes	78,853	92,033

	1,363,629	1,312,291
Property, plant and equipment, net	1,017,705	1,013,622
Goodwill	1,105,037	1,110,220
Other intangible assets, net	289,625	304,600
Other assets	248,920	252,525

	$4,024,916	$3,993,258

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$788,667	$784,354
Notes payable and current portion of long-term debt	42,453	53,666
Income taxes payable	5,372	5,551

	$836,492	$843,571
Long-term debt, net of current portion	1,276,498	1,232,966
Pension and other postretirement benefits	374,654	420,048
Deferred income taxes and other	71,677	71,265
Total equity	1,465,595	1,425,408

	$4,024,916	$3,993,258

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Second Quarter 2012 Results – page 10

		Non-GAAP Adjustments
Three Months Ended July 1, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments	Base

Income before interest and income taxes	$88,592	$9,396	$98	$98,086
Interest expense, net	$15,248	$—	$—	$15,248

Income before income taxes	$73,344	$9,396	$98	$82,838
Provision for income taxes	$25,905	$1,195	$30	$27,130

Income before equity in earnings of affiliates	$47,439	$8,201	$68	$55,708
Equity in earnings of affiliates, net of taxes	$3,912	$22	$—	$3,934

Net income	$51,351	$8,223	$68	$59,642
Net (income)/loss attributable to noncontrolling interests	$(28)	$43	$—	$15

Net income attributable to Sonoco	$51,323	$8,266	$68	$59,657

Per Diluted Share	$0.50	$0.08	$0.00	$0.58

		Non-GAAP Adjustments
Three Months Ended July 3, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments	Base

Income before interest and income taxes	$82,239	$9,578	$991	$92,808
Interest expense, net	$8,174	$—	$—	$8,174

Income before income taxes	$74,065	$9,578	$991	$84,634
Provision for income taxes	$23,775	$2,903	$320	$26,998

Income before equity in earnings of affiliates	$50,290	$6,675	$671	$57,636
Equity in earnings of affiliates, net of taxes	$3,416	$—	$—	$3,416

Net income	$53,706	$6,675	$671	$61,052
Net (income)/loss attributable to noncontrolling interests	$(298)	$27	$—	$(271)

Net income attributable to Sonoco	$53,408	$6,702	$671	$60,781

Per Diluted Share	$0.52	$0.07	$0.01	$0.60

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Sonoco Reports Second Quarter 2012 Results – page 11

		Non-GAAP Adjustments
Six Months Ended July 1, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments	Base

Income before interest and income taxes	$167,435	$24,608	$274	$192,317
Interest expense, net	$30,669	$—	$—	$30,669

Income before income taxes	$136,766	$24,608	$274	$161,648
Provision for income taxes	$47,802	$5,786	$98	$53,686

Income before equity in earnings of affiliates	$88,964	$18,822	$176	$107,962
Equity in earnings of affiliates, net of taxes	$5,299	$22	$—	$5,321

Net income	$94,263	$18,844	$176	$113,283
Net (income)/loss attributable to noncontrolling interests	$128	$73	$—	$201

Net income attributable to Sonoco	$94,391	$18,917	$176	$113,484

Per Diluted Share	$0.92	$0.19	$0.00	$1.11

		Non-GAAP Adjustments
Six Months Ended July 3, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments	Base

Income before interest and income taxes	$171,833	$11,895	$251	$183,979
Interest expense, net	$16,911	$—	$—	$16,911

Income before income taxes	$154,922	$11,895	$251	$167,068
Provision for income taxes	$48,959	$3,639	$84	$52,682

Income before equity in earnings of affiliates	$105,963	$8,256	$167	$114,386
Equity in earnings of affiliates, net of taxes	$5,380	$17	$—	$5,397

Net income	$111,343	$8,273	$167	$119,783
Net (income)/loss attributable to noncontrolling interests	$(544)	$70	$—	$(474)

Net income attributable to Sonoco	$110,799	$8,343	$167	$119,309

Per Diluted Share	$1.08	$0.09	$0.00	$1.17

(1)	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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